UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/13/2008

D&E COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-20709

Pennsylvania	23-2837108
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

124 East Main Street
P.O. Box 458
Ephrata, PA 17522-0458
(Address of principal executive offices, including zip code)

717-733-4101
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement

D&E Communications, Inc. and certain of its wholly owned subsidiaries ("the Company") entered an agreement with Crown Castle USA, Inc. ("Crown") and Crown Castle MU LLC, which was formerly known as Mountain Union Telecom, LLC ("Mountain Union") releasing the Company from its obligations under a guarantee agreement with Crown and Mountain Union for lease obligations of wireless tower sites of Keystone Wireless LLC ("Keystone Wireless"). The maximum potential amount of undiscounted future payments that the Company could have been required to make under the guarantee as of September 30, 2007 was $8,170,784. The Company has recorded a liability for the lease guarantees of $3,200,000 as of September 30, 2007. The Company is in the process of evaluating the impact on its financial statements of this release from the guarantee agreement by Crown.

As previously disclosed, the Company had a guarantee agreement with Crown for lease obligations on wireless tower sites. In January 2003, the Company sold the assets of a wireless subsidiary of the Company, Conestoga Wireless Company, to Keystone Wireless. When the Company entered into the Asset Purchase Agreement with Keystone Wireless, under which Keystone Wireless was assigned the responsibility for the leases, Crown declined to release the Company from its guarantee. In the event of a default by Keystone Wireless, the Company continued to guarantee the wireless tower site lease payments, which cover a 10-year period beginning on the commencement date of the lease of each tower. The majority of these tower site leases and our guarantee were scheduled to expire between 2011 and 2013. As such, the guarantee was a continuing guarantee provided on an individual tower site basis. The agreement signed by Crown releases the Company from this guarantee.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

D&E COMMUNICATIONS, INC.

Date: February 20, 2008	By:	/s/ Thomas E. Morell
Thomas E. Morell
Senior Vice President, Chief Finanical Officer, Secretary and Treasurer